Exhibit 99.4

COOPER INDUSTRIES PLC
UPDATED NOTE 17. EATON CORPORATION PLC

COOPER INDUSTRIES PLC
CONSOLIDATED INCOME STATEMENTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions, except per share data)
Revenues	$1,497.5	$1,389.7	$4,370.8	$4,036.3
Cost of sales	981.9	931.2	2,853.5	2,682.0
Selling and administrative expenses	279.2	269.2	857.0	779.8
Equity in income of Apex Tool Group, LLC	18.5	16.0	50.9	44.9
Operating earnings	254.9	205.3	711.2	619.4
Interest expense, net	14.6	16.4	44.0	49.8
Income from continuing operations before income taxes	240.3	188.9	667.2	569.6
Income taxes expense	51.9	28.7	129.1	92.2
Income from continuing operations	188.4	160.2	538.1	477.4
Income related to discontinued operations, net of income taxes	—	—	—	190.3
Net income	$188.4	$160.2	$538.1	$667.7

Income per common share:
Basic:
Income from continuing operations	$1.17	$0.99	$3.36	$2.91
Income from discontinued operations	—	—	—	1.16
Net income	$1.17	$0.99	$3.36	$4.07
Diluted:
Income from continuing operations	$1.16	$0.98	$3.33	$2.87
Income from discontinued operations	—	—	—	1.14
Net income	$1.16	$0.98	$3.33	$4.01

Cash dividends declared per common share	$0.31	$0.29	$0.93	$0.87

The accompanying notes are an integral part of these statements.

COOPER INDUSTRIES PLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)
Net income	$188.4	$160.2	$538.1	$667.7
Other comprehensive income (loss), net of tax:
Pension and postretirement benefit plans	1.8	2.2	5.5	5.9
Derivative instruments	2.7	4.6	(1.7)	4.3
Foreign currency items	46.6	(54.2)	35.6	(10.5)
Other comprehensive income (loss)	51.1	(47.4)	39.4	(0.3)
Comprehensive income	$239.5	$112.8	$577.5	$667.4

The accompanying notes are an integral part of these statements.

COOPER INDUSTRIES PLC
CONSOLIDATED BALANCE SHEETS

	September 30, 2012 (unaudited)	December 31, 2011 (Note 1)
ASSETS	(in millions)
Cash and cash equivalents	$965.8	$676.6
Receivables, less allowances	1,008.9	878.8
Inventories	542.8	466.3
Current discontinued operations receivable	2.1	3.8
Other current assets	221.1	265.9
Total current assets	2,740.7	2,291.4
Property, plant and equipment, less accumulated depreciation	664.4	625.4
Investment in Apex Tool Group, LLC	560.6	521.9
Goodwill	2,624.0	2,513.5
Other intangible assets, less accumulated amortization	431.8	380.4
Long-term discontinued operations receivable	3.0	5.1
Other noncurrent assets	111.2	109.9
Total assets	$7,135.7	$6,447.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt	$4.4	$6.4
Accounts payable	561.7	502.6
Accrued liabilities	651.6	615.3
Current discontinued operations liability	17.0	9.3
Current maturities of long-term debt	325.3	325.0
Total current liabilities	1,560.0	1,458.6
Long-term debt	1,096.7	1,096.2
Long-term discontinued operations liability	23.5	40.5
Other long-term liabilities	318.6	316.3
Total liabilities	2,998.8	2,911.6
Common stock, $.01 par value	1.8	1.7
Capital in excess of par value	128.2	—
Retained earnings	4,855.0	4,421.8
Treasury stock	(671.6)	(671.6)
Accumulated other comprehensive loss	(176.5)	(215.9)
Total shareholders' equity	4,136.9	3,536.0
Total liabilities and shareholders' equity	$7,135.7	$6,447.6

The accompanying notes are an integral part of these statements.

COOPER INDUSTRIES PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2012	2011
	(in millions)
Cash flows from operating activities:
Net income	$538.1	$667.7
Less: Income related to discontinued operations	—	190.3
Income from continuing operations	538.1	477.4
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	104.2	96.7
Deferred income taxes	(31.1)	53.1
Excess tax benefits from stock options and awards	(24.6)	(13.3)
Distribution of earnings from Apex Tool Group, LLC	19.4	20.9
Equity in income of Apex Tool Group, LLC	(50.9)	(44.9)
Changes in assets and liabilities: (1)
Receivables	(113.6)	(115.5)
Inventories	(62.7)	(37.3)
Accounts payable and accrued liabilities	63.6	(5.5)
Discontinued operations assets and liabilities, net	(5.5)	(246.6)
Other assets and liabilities, net	108.3	(8)
Net cash provided by operating activities	545.2	177.0
Cash flows from investing activities:
Capital expenditures	(113.4)	(84.8)
Cash paid for acquired businesses	(136.9)	(250.1)
Proceeds from sales of property, plant and equipment and other	0.9	15.8
Net cash used in investing activities	(249.4)	(319.1)
Cash flows from financing activities:
Repayments of long-term debt	(0.4)	(3)
Short-term debt, net	(2)	(1.6)
Debt issuance costs	—	(1)
Dividends	(144.6)	(141.4)
Purchases of treasury shares	—	(383)
Purchases of common shares for cancellation	(7.4)	—
Excess tax benefits from stock options and awards	24.6	13.3
Proceeds from exercise of stock options and other	120.2	54.8
Net cash used in financing activities	(9.6)	(461.9)
Effect of exchange rate changes on cash and cash equivalents	3.0	(0.7)
Increase (decrease) in cash and cash equivalents	289.2	(604.7)
Cash and cash equivalents, beginning of period	676.6	1,035.3
Cash and cash equivalents, end of period	$965.8	$430.6

(1)	Net of the effects of acquisitions and translation.

The accompanying notes are an integral part of these statements.

COOPER INDUSTRIES PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 1.    Accounting Policies

Basis of Presentation - The consolidated financial statements of Cooper Industries plc, an Irish company (“Cooper”), have been prepared in accordance with generally accepted accounting principles in the United States.

The financial information presented as of any date other than December 31 has been prepared from the books and records without audit. Financial information as of December 31 has been derived from Cooper's audited financial statements, but does not include all disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods indicated, have been included. For further information regarding Cooper's accounting policies, refer to the Consolidated Financial Statements and related notes for the year ended December 31, 2011 included in Part IV of Cooper's 2011 Annual Report on Form 10-K.

Note 2.    Eaton Transaction Agreement

On May 21, 2012 Cooper entered into a Transaction Agreement (as amended, the “Transaction Agreement”) with Eaton Corporation (“Eaton”), Eaton Corporation Limited (“New Eaton”) and certain other entities. Under the terms of the Transaction Agreement, New Eaton will acquire Cooper with each Cooper shareholder entitled to receive $39.15 in cash and .77479 of a newly issued New Eaton ordinary share in exchange for each outstanding Cooper ordinary share (the “Acquisition”). In connection with the Acquisition, Eaton will merge with a wholly owned subsidiary of New Eaton, a newly formed Irish company (the “Merger”). As a result of the Acquisition and Merger, both Eaton and Cooper will become wholly owned subsidiaries of New Eaton (the “Transactions”). The Transactions have been approved by the boards of directors and shareholders of both Eaton and Cooper. The closing of the Transactions is subject to customary closing conditions, including regulatory approvals under the antitrust laws of certain jurisdictions, and is expected to close in 2012.

The Transaction Agreement also provides that, if the Transaction Agreement is terminated following a change in recommendation by the Eaton board of directors in certain circumstances, Eaton will pay to Cooper $300 million. In addition, on May 21, 2012, Cooper and Eaton entered into an Expenses Reimbursement Agreement whereby Cooper has agreed to pay to Eaton specified transaction-related expenses incurred by Eaton in the event of termination of the Transaction Agreement in certain specified circumstances. The amount payable by Cooper in such circumstances is limited to one percent of the total value of the issued share capital of Cooper as ascribed by the terms of the Acquisition.

In connection with the Transaction Agreement, on May 21, 2012, Cooper also entered into an amendment to its Second Amended Rights Plan (as described in Note 11 to Cooper's 2011 financial statements) to render it inapplicable to the Transaction Agreement and the transactions contemplated thereby.

On July 9, 2012, two purported Cooper shareholders, the Louisiana Municipal Police Employees Retirement System and Frank E. Waters, filed a putative class action complaint in the United States District Court for the Northern District of Ohio, Eastern Division, styled Louisiana Municipal Police Employees Retirement System v. Cooper Industries plc et. al., Case No. 1: 12-cv-1750, challenging the transaction. The complaint alleged that Cooper, its directors and Eaton disseminated a preliminary proxy statement in connection with the transaction that contained material omissions and misstatements in violation of federal securities laws. The alleged omissions and misstatements concerned: (a) the sales process leading to the proposed acquisition and (b) the analysis performed by Cooper's financial advisor. The complaint further alleged that the conduct of Cooper's directors constituted shareholder oppression in violation of Irish law. Plaintiffs requested that consummation of the transaction be enjoined. On October 16, 2012, the Court granted Cooper's motion to dismiss the litigation. On October 17, 2012, the Plaintiffs filed a motion requesting the Court to permit the Plaintiffs to file an amended complaint. Cooper and Eaton believe that the claims asserted in the motion are without merit and intend to vigorously defend against them.

Note 3.    Subsequent Event - Pending Disposition of Investment in Apex Tool Group, LLC

On October 10, 2012, Cooper and Danaher Corporation announced they had entered into a definitive agreement to sell Apex Tool Group to Bain Capital for approximately $1.6 billion subject to post-closing adjustments. Currently, Cooper and Danaher each maintain a 50% ownership interest in Apex. The closing of the definitive agreement is subject to customary conditions, including regulatory approvals. Upon closing of the transaction, Cooper expects to recognize a pretax gain on the disposition equal to the excess of the net proceeds over the carrying value of its net investment at such time. The parties currently expect that the transaction will close in the first half of 2013.

The definitive agreement also contains customary termination rights and further provides that, upon termination of the definitive agreement under certain circumstances, Bain Capital is required to pay Cooper and Danaher a termination fee of $80 million.

Note 4.    Acquisitions

Cooper has completed a number of acquisitions that were selected because of their strategic fit with existing Cooper businesses or were new strategic lines that were complementary to Cooper's operations. In the nine month period ended September 30, 2012, Cooper completed four acquisitions, three in the Energy and Safety Solutions segment and one in the Electrical Products Group segment. During the year ended December 31, 2011 Cooper completed seven acquisitions, three in the Energy and Safety Solutions segment and four in the Electrical Products Group segment, and also acquired certain other intangible assets in the Electrical Products Group segment.

The acquisition date fair value of the total consideration for the 2012 transactions was approximately $143.3 million and resulted in the preliminary recognition of aggregate goodwill of $77.2 million, of which approximately $23.9 million is expected to be deductible for tax purposes. The goodwill arising from the 2012 transactions includes $64.0 million related to the Energy and Safety Solutions segment and $13.2 million related to the Electrical Products Group segment. The goodwill arises because the purchase price reflects a number of factors including the future earnings and cash flow potential of these businesses and the complementary strategic fit and resulting synergies these businesses bring to existing operations. The transactions consummated in 2012 also resulted in the preliminary recognition of $67.4 million in other intangible assets consisting primarily of customer relationships, technology and trademarks. All of these identifiable intangibles are finite-lived intangible assets that are preliminarily expected to be amortized over periods of 3 to 15 years with a weighted average amortization period of approximately 12 years.

The results of operations of acquisitions are included in the consolidated income statements since the respective acquisition dates. Pro-forma income from continuing operations and diluted earnings per share for the three and nine month periods ended September 30, 2012 and 2011, assuming the acquisitions had occurred at the beginning of 2011, would not be materially different from reported results.

Note 5.    Inventories

	September 30, 2012	December 31, 2011
	(in millions)
Raw materials	$227.1	$194.8
Work-in-process	133.6	110.1
Finished goods	317.7	295.2
Perishable tooling and supplies	6.8	7.1
	685.2	607.2
Allowance for excess and obsolete inventory	(73.4)	(65.8)
Excess of FIFO costs over LIFO costs	(69)	(75.1)
Net inventories	$542.8	$466.3

Note 6.    Goodwill

Cooper has goodwill of $2.62 billion and $2.51 billion at September 30, 2012 and December 31, 2011, respectively. Cooper completed its annual impairment tests for each reporting unit's goodwill as of January 1, 2012. The results of step one of these goodwill impairment tests did not require the completion of step two of the test for any reporting unit.

Note 7.    Contingencies

Cooper and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of business. Cooper records its best estimate of a loss, including estimated defense costs, when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, Cooper records the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, Cooper assesses the potential liability related to pending litigation and claims and revises its estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from the estimates. In the opinion of management and based on liability accruals provided, the ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on Cooper's consolidated financial position or cash flows, although they could have a material adverse effect on the results of operations for a particular reporting period.

The U.S. Federal Government has enacted legislation intended to deny certain federal funding and government contracts to U.S. companies that reincorporate outside the United States, including Section 745 of the Consolidated Appropriations Act, 2008 (Public Law 110-161), Section 724(c) of the Transportation, Treasury, Housing and Urban Development, the Judiciary, and Independent Agencies Appropriations Act, 2006 (Public Law 109-115), and 6 U.S.C. 395(b) of The Homeland Security Act. In 2008 Cooper self-reported to the Department of Defense certain transactions aggregating approximately $8 million with U.S. government entities which may be subject to the legislation. At the time of this filing, it is not possible to determine whether any fines or penalties may be assessed against Cooper.

In connection with laws and regulations pertaining to the protection of the environment, Cooper and its subsidiaries are party to several environmental proceedings and remediation investigations and cleanups and, along with other companies, have been named a potentially responsible party (PRP) for certain sites at which hazardous substances have been released into the environment (“Superfund sites”).

Each of these matters is subject to various uncertainties and it is possible that some of these matters will be decided unfavorably against Cooper. The resolution of these matters often spans several years and frequently involves regulatory oversight or adjudication. Additionally, many remediation requirements are not fixed and are likely to be affected by future technological, site and regulatory developments. Consequently, the ultimate liability with respect to such matters, as well as the timing of cash disbursements cannot be determined with certainty.

In the first quarter of 2010 Cooper received two notices of potential liability under Section 107(a) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) from the United States Environmental Protection Agency with respect to the release or threatened release of hazardous substances, pollutants, and contaminants into the 17-mile stretch of the river known as the Lower Passaic River Study Area, which is part of the Diamond Alkali Superfund Site located in Newark, New Jersey. The EPA sent notices to over 125 companies. The notices to Cooper identified three former sites in the Newark area owned by the former Thomas A. Edison, Inc. and McGraw-Edison Company. The notice alleges that as the successor to Thomas A. Edison, Inc. and the McGraw-Edison Company, the former owners and operators of the facilities, Cooper may be potentially liable for response costs and clean up of the site although the notices do not state an amount of potential liability. On June 14, 2012, Cooper, along with certain other noticed companies, entered into a settlement agreement with the EPA with respect to a specific section of the 17-mile stretch, known as “River Mile 10.9”. Under the settlement agreement and allocation among the parties to that agreement, Cooper's share of costs for River Mile 10.9 over time is expected to be approximately $0.6 million. The EPA's actions with respect to the remainder of the Lower Passaic River Study Area remain ongoing.

During 2011 the New York State Department of Environmental Conservation selected a final remedy in a Record of Decision with respect to two inactive landfills in Syracuse, New York historically used by Cooper's Crouse-Hinds business, the City of Syracuse, and others. The Record of Decision requires certain remediation actions having an estimated cost of approximately $13 million. Cooper believes that responsibility for the cost of the remediation should be borne by a variety of responsible parties and is pursuing its options in this regard.

In December 2011 Cooper agreed to accept a share of the costs for investigation and remediation at the Standard Chlorine Chemical Company Superfund Site located in Hudson County, New Jersey. The site is being administered by the United States Environmental Protection Agency. Cooper's share is based upon its alleged successorship to Thomas A. Edison, Inc, which operated a battery manufacturing facility on the site in the mid 1900s.

Environmental remediation costs are accrued based on estimates of known environmental remediation exposures. Such accruals are adjusted as information develops or circumstances change. The environmental liability accrual includes amounts related to sites owned by Cooper, retained environmental liabilities related to sites previously owned by Cooper and third-party sites where Cooper is a potentially responsible party. Third-party sites usually involve multiple contributors where Cooper's liability will be determined based on an estimate of Cooper's proportionate responsibility for the total cleanup. The amount accrued for such sites is based on these estimates as well as an assessment of the financial capacity of the other potentially responsible parties. Cooper had an accrual of $49.4 million at September 30, 2012 related to potential environmental liabilities, including $11.8 million classified as a long-term liability.

Note 8.    Debt

At September 30, 2012, Cooper has $4.4 million of short-term debt and has no commercial paper borrowings outstanding. At September 30, 2012, Cooper has $500 million available under its five-year committed bank credit facility that matures on May 26, 2016.

Note 9.    Shareholders' Equity

Cooper Industries plc had common shares, $.01 par value outstanding of 161,713,954 (net of 14,325,562 treasury shares) and 158,314,748 (net of 14,325,562 treasury shares) at September 30, 2012 and December 31, 2011, respectively. During the nine month period ended September 30, 2012 Cooper issued 3,524,019 common shares primarily in connection with employee incentive and benefit plans and Cooper's dividend reinvestment program. During the nine month period ended September 30, 2012 Cooper repurchased and cancelled 124,813 common shares at an average price per share of $59.00 under the Board of Directors authorization discussed below.

On February 9, 2009, Cooper's Board of Directors authorized the repurchase of ten million shares of common stock and increased the share repurchase authorization by ten million shares on November 1, 2011. Cooper's Board has also authorized the repurchase of shares issued from time to time under its equity compensation plans, matched savings plan and dividend reinvestment plan in order to offset the dilution that results from issuing shares under these plans. For 2012 Cooper estimated that 2.5 million shares would be issued under equity compensation plans. As of September 30, 2012, 16,054,582 shares remain available to be repurchased under the authorizations by the Board of Directors. Notwithstanding the above, Cooper is prohibited at this time under the Transaction Agreement with Eaton from repurchasing its shares.

Note 10. Segment Information

	Revenues
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)
Energy and Safety Solutions	$804.0	$752.2	$2,349.3	$2,184.1
Electrical Products Group	693.5	637.5	2,021.5	1,852.2
Total revenues	$1,497.5	$1,389.7	$4,370.8	$4,036.3

	Operating Earnings
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)
Energy and Safety Solutions	$152.6	$125.6	$439.6	$375.4
Electrical Products Group	103.3	88.3	295.6	270.0
Total segment operating earnings	255.9	213.9	735.2	645.4
General Corporate expense	19.5	24.6	74.9	70.9
Equity in income of Apex Tool Group, LLC	18.5	16.0	50.9	44.9
Total operating earnings	$254.9	$205.3	$711.2	$619.4

Note 11. Stock-Based Compensation

During the nine month period ended September 30, 2012 Cooper granted 1,093,670 stock option awards, 362,186 performance-based shares and 73,528 restricted stock units. As of September 30, 2012, 9,719,576 shares were available for future grants under the 2011 Incentive Plan. Total compensation expense for all share-based compensation arrangements was $30.2 million and $28.1 million for the nine month periods ended September 30, 2012 and 2011, respectively. The total income tax benefit recognized in the income statement for all share-based compensation arrangements was $11.7 million and $10.3 million for the nine month periods ended September 30, 2012 and 2011, respectively.

Note 12. Income Taxes

The effective tax rate from continuing operations was 19.3% and 16.2% for the nine month periods ended September 30, 2012 and 2011, respectively. Income tax expense from continuing operations was reduced by $8.0 million during the nine month period ended September 30, 2012 for discrete tax adjustments related to the resolution of certain foreign tax matters. Income tax expense from continuing operations was reduced by $9.7 million during the nine month period ended September 30, 2011 for discrete tax adjustments related to the settlement of the discontinued operations asbestos liability that was required under accounting principles to be classified in continuing operations. Excluding these discrete tax adjustments, Cooper's effective tax rate for the nine month periods ended September 30, 2012 and 2011 was 20.5% and 17.9%, respectively.

Net deferred taxes recognized in the balance sheet consist of:

	September 30, 2012	December 31, 2011
	(in millions)
Other current assets	$96.1	$69.8
Other long-term liabilities	74.2	67.4
Net deferred taxes	$21.9	$2.4

In June 2008 the German Tax Authorities issued a proposed audit finding related to a 2004 reorganization that was treated as a non-taxable event. In December 2009 at Cooper's request, the German taxing authorities finalized and issued a notice of assessment for €62.8 million, inclusive of €5.7 million of interest, related to this matter. To continue to challenge the German tax authorities finding, in December 2009, Cooper paid the assessment for approximately $90 million and continues to challenge the notice of assessment through the court process. Cooper continues to believe that the reorganization was properly reflected on its German income tax returns in accordance with applicable tax laws and regulations in effect during the period involved and will continue challenging the assessment vigorously. Although the outcome of the proceedings with the German Tax Authorities cannot be predicted with certainty, management believes that it is more likely than not that its tax position related to the 2004 reorganization will prevail. As such, Cooper has recognized the €62.8 million tax payment, including interest, in other noncurrent assets in the accompanying balance sheets. The German tax payment has been included in Cooper's foreign tax credit calculations in the United States, which would be amended upon successful defense of the German reorganization.

Cooper is under examination by various United States State and Local taxing authorities, as well as various taxing authorities in other countries. Cooper is no longer subject to U.S. Federal income tax examinations by tax authorities for years prior to 2011 and, with few exceptions, Cooper is no longer subject to State and Local, or non-U.S. income tax examinations by tax authorities for years before 2005. Cooper fully cooperates with all audits, but defends existing positions vigorously. These audits are in various stages of completion. To provide for potential tax exposures, Cooper maintains a liability for unrecognized tax benefits, which management believes is adequate. The results of future audit assessments, if any, could have a material effect on Cooper's cash flows as these audits are completed.

At September 30, 2012 and December 31, 2011, Cooper has a foreign deferred tax asset of approximately $1.1 billion and $1.0 billion, respectively, relating to a net operating loss carryforward that was approved by a foreign jurisdiction in September 2009. Although this net operating loss carryforward deferred tax asset has an indefinite life, a corresponding valuation allowance for the same amount has been recognized because management believes at this time it is more likely than not that there will not be sufficient taxable income in the future to realize this net operating loss carryforward in the foreign jurisdiction.

Cooper has unrecognized gross tax benefits of $9.2 million at September 30, 2012. Approximately $6.0 million of the unrecognized tax benefits would favorably impact the effective tax rate if recognized. Cooper believes it is reasonably possible that additional tax benefits in the range of approximately $1 to $4 million could be recognized during the next 12 months as audits close and statutes expire.

Note 13. Pension and Other Postretirement Benefits

	Pension Benefits
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)
Components of net periodic benefit cost:
Service cost	$0.6	$0.6	$1.9	$1.8
Interest cost	7.2	8.4	21.5	25.2
Expected return on plan assets	(10.8)	(10.9)	(32.3)	(32.7)
Amortization of prior service cost	(0.7)	(0.6)	(2)	(2)
Recognized actuarial loss	5.3	5.4	15.9	15.3
Net periodic benefit cost	$1.6	$2.9	$5.0	$7.6

	Other Postretirement Benefits
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)
Components of net periodic benefit cost:
Interest cost	$0.6	$0.9	$1.9	$2.7
Amortization of prior service cost	(0.5)	(0.5)	(1.5)	(1.5)
Recognized actuarial gain	(1.2)	(0.8)	(3.5)	(2.4)
Net periodic benefit gain	$(1.1)	$(0.4)	$(3.1)	$(1.2)

Note 14. Net Income Per Common Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)
Income from continuing operations	$188.4	$160.2	$538.1	$477.4
Income from discontinued operations	—	—	—	190.3
Net income applicable to common stock	$188.4	$160.2	$538.1	$667.7
Weighted average shares outstanding - Basic	161.1	162.3	159.9	164.3
Incremental shares from assumed conversions:
Options, performance-based stock awards and other employee awards	1.8	1.7	1.9	2.2
Weighted average shares outstanding - Diluted	162.9	164.0	161.8	166.5

Options and employee awards are not considered in the calculations if the effect would be anti-dilutive. Anti-dilutive options and employee awards of 1.9 million and 1.5 million shares were excluded in the nine month periods ended September 30, 2012 and 2011, respectively.

Note 15. Financial Instruments and Hedging Activities, Concentrations of Credit Risk and Fair Value of Financial Instruments

Derivative Instruments and Hedging Activities

As a result of having sales, purchases and certain intercompany transactions denominated in currencies other than the functional currencies of Cooper's businesses, Cooper is exposed to the effect of currency exchange rate changes on its cash flows and earnings. Cooper enters into currency forward exchange contracts to hedge significant non-functional currency denominated transactions for periods consistent with the terms of the underlying transactions. Contracts generally have maturities that do not exceed one year.

Currency forward exchange contracts executed to hedge forecasted transactions are accounted for as cash flow hedges. Currency forward exchange contracts executed to hedge a recognized asset, liability or firm commitment are accounted for as fair value hedges. Cooper sometimes enters into certain currency forward exchange contracts that are not designated as hedges. These contracts are intended to reduce cash flow volatility generally related to short-term intercompany financing transactions. Cooper also enters into commodity swaps to reduce the volatility of price fluctuations on a portion of up to eighteen months of forecasted material purchases. These instruments are designated as cash flow hedges. Cooper does not enter into speculative derivative transactions.

During October 2005 Cooper entered into cross-currency swaps designated as cash flow hedges to effectively convert its newly issued $325 million, 5.25% fixed-rate debt maturing in November 2012 to €272.6 million of 3.55% fixed-rate debt. The $325 million debt issuance proceeds were swapped to €272.6 million and lent through an intercompany loan to a non-U.S. subsidiary to partially fund repayment of the 300 million Euro bond debt that matured on October 25, 2005. The cross-currency swaps mature in November 2012.

Assets and liabilities measured on a recurring basis at fair value using Level 2 inputs and a market approach are as follows:

	September 30, 2012		December 31, 2011
	Assets	Liabilities	Assets	Liabilities
	(in millions)
Short-term currency forward exchange contracts	$52.1	$57.6	$75.3	$64.4
Short-term commodity swaps	0.9	0.2	0.1	1.2
Short-term cross-currency swaps	—	25.1	—	27.8

Except as discussed below, the currency forward exchange contracts and commodity swaps in the above table are designated as hedging instruments. Currency forward exchange contracts representing assets of approximately $30.8 and $39.5 million and liabilities of $19.7 and $29.1 million at September 30, 2012 and December 31, 2011, respectively are not designated as hedging instruments.

The fair value of currency forward exchange contracts, commodity swaps and the cross-currency swaps are determined based on pricing models that use inputs from actively quoted markets that are readily accessible and observable. There were no changes in the valuation techniques used to measure asset or liability fair values on a recurring basis in 2012 or 2011.

Gains or losses on derivative instruments are reported in the same line item as the underlying hedged transaction in the consolidated statements of income. The net gain or loss on currency forward exchange contracts was not material in the nine month periods ended September 30, 2012 and 2011. For commodity swaps, Cooper recognized, in cost of sales, a net loss of $1.5 million in the nine month period ended September 30, 2012 and a net gain of $1.4 million in the nine month period ended September 30, 2011. At September 30, 2012 Cooper estimates that approximately $0.3 million of net losses on derivative instruments designated as cash flow hedges will be reclassified from accumulated other comprehensive income included in shareholders' equity to earnings during the next twelve months. The amount of discontinued cash flow hedges in the nine month periods ended September 30, 2012 and 2011 was not material.

The table below summarizes the U. S. dollar equivalent contractual amount of forward exchange contracts.

	September 30, 2012	December 31, 2011
	(in millions)
U.S. Dollar	$613.2	$572.2
Euro	301.0	369.8
British Pound Sterling	167.4	144.9
Other	30.5	21.5
	$1,112.1	$1,108.4

The contractual amount of commodity swap contracts at September 30, 2012 and December 31, 2011 was approximately $16 million and $14 million, respectively.

Other Instruments
In the normal course of business, Cooper executes stand-by letters of credit, performance bonds and other guarantees that ensure Cooper's performance or payment to third parties that are not reflected in the consolidated balance sheets. The aggregate notional value of these instruments was approximately $115 million and $118 million at September 30, 2012 and December 31, 2011, respectively. In the past, no significant claims have been made against these financial instruments. Management believes the likelihood of demand for payment under these instruments is minimal and expects no material losses to occur in connection with these instruments.

Concentrations of Credit Risk
Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers as well as their dispersion across many different geographic areas with no one customer receivable exceeding 4.8% of accounts receivable at September 30, 2012 (4.9% at December 31, 2011). At September 30, 2012, Cooper has approximately 26% of its cash and cash equivalents held at one financial institution. Cooper believes this financial institution to be financially stable.

Fair Value of Financial Instruments Other than Derivatives
Cooper's financial instruments other than derivative instruments consist primarily of cash and cash equivalents, trade receivables, trade payables and debt instruments. The book values of cash and cash equivalents, trade receivables, and trade payables are considered to be representative of their respective fair values due to the short-term nature of these instruments. Cooper had a book value of approximately $1.43 billion and $1.43 billion for debt instruments at September 30, 2012 and December 31, 2011, respectively. The fair value of these debt instruments was approximately $1.55 billion and $1.55 billion at September 30, 2012 and December 31, 2011, respectively based on a market approach using Level 2 inputs represented primarily by quoted market prices for similar instruments.

Note 16. Discontinued Operations Receivable and Liability

In October 1998 Cooper sold its Automotive Products business to Federal-Mogul Corporation (“Federal-Mogul”). These discontinued businesses (including the Abex Friction product line obtained from Pneumo-Abex Corporation (“Pneumo”) in 1994) were operated through subsidiary companies, and the stock of those subsidiaries were sold to Federal-Mogul pursuant to a Purchase and Sale Agreement dated August 17, 1998 (“1998 Agreement”). In conjunction with the sale, Federal-Mogul indemnified Cooper for certain liabilities of these subsidiary companies, including liabilities related to the Abex Friction product line and any potential liability that Cooper had to Pneumo pursuant to a 1994 Mutual Guaranty Agreement (the “Mutual Guaranty”) between Cooper and Pneumo. On October 1, 2001, Federal-Mogul and several of its affiliates filed a Chapter 11 bankruptcy petition. On February 1, 2011, Cooper entered into a settlement agreement that closed on April 5, 2011 resolving Cooper's liability under the Mutual Guaranty with Pneumo. The settlement agreement terminated the Mutual Guaranty between Cooper and Pneumo and created a Settlement Trust. As a result of the April 2011 settlement the Company and its subsidiaries have no further obligations under the Mutual Guaranty. At September 30, 2012 remaining payments due under the settlement agreement total approximately $40.5 million and are due in installments in April of each year as follows: $17.0 million in 2013 and $11.75 million in each of 2014 and 2015.

As discussed further in Note 19 of the Notes to Consolidated Financial Statements included in Cooper's 2011 Annual Report on Form 10-K, Cooper adjusted its previously recorded net liability in the first quarter of 2011 for its obligations under the Mutual Guaranty to the amounts payable under the settlement agreement and related unpaid legal expenses resulting in the recognition of an after-tax gain from discontinued operations of $190.3 million, which is net of a $105.6 million income tax expense. Cooper also has approximately $5.1 million in receivables for non-Abex related insurance recoveries remaining on the balance sheet at September 30, 2012 due through 2014 under previously recognized insurance settlements.

Note 17. EATON CORPORATION PLC
Acquisition by Eaton Corporation plc
On May 21, 2012 Cooper entered into a Transaction Agreement (as amended, the “Transaction Agreement”) with Eaton Corporation (“Eaton”), Eaton Corporation Limited (“New Eaton”) and certain other entities. Under the terms of the Transaction Agreement, New Eaton acquired Cooper with each Cooper shareholder entitled to receive $39.15 in cash and .77479 of a newly issued New Eaton ordinary share in exchange for each outstanding Cooper ordinary share (the “Acquisition”). In connection with the Acquisition, Eaton merged with a 100% owned subsidiary of New Eaton, a newly formed Irish company (the “Merger”). As a result of the Acquisition and Merger, both Eaton and Cooper became 100% owned subsidiaries of New Eaton (the “Transactions”). The Transactions were approved by the boards of directors and shareholders of both Eaton and Cooper and closed on November 30, 2012 for a purchase price of $13.2 billion. On November 14, 2012, Eaton issued senior notes ("Eaton Senior Notes") totaling $4.9 billion related to financing the cash portion of the acquisition of Cooper.
Cooper previously included consolidating financial information in its September 30, 2012 consolidated financial statements in connection with full and unconditional guarantees by Cooper Industries plc, Cooper Industries, Ltd. and certain of Cooper's principal operating subsidiaries (Cooper US Guarantors) related to the registered debt securities of Cooper US, Inc. as historically filed with the Securities and Exchange Commission. Upon the closing of the acquisition of Cooper by Eaton, Cooper Industries plc and certain of its direct and indirect subsidiaries ("Cooper Guarantors") became full and unconditional guarantors on an unsubordinated, unsecured basis of the Eaton Senior Notes. The condensed consolidating financial information of Cooper Industries plc presented below is included in connection with the Eaton Senior Notes so that separate financial statements of the Cooper Guarantors are not required to be filed with the Securities and Exchange Commission. The consolidating financial information presents investments in subsidiaries using the equity method of accounting as if the Cooper Guarantors had been in place since the beginning of the earliest period presented.

In addition to the change in guarantors resulting from the acquisition of Cooper by Eaton, Cooper has corrected the presentation of Cooper's historical consolidating financial statements to properly reflect the investment in and equity earnings of certain subsidiaries of Cooper Industries plc in accordance with SEC Regulation S-X. The effect of these corrections increased net income reported in the Cooper Industries plc parent column by $115.0 million for the nine month period ended September 30, 2012. With respect to the balance sheet, these corrections resulted in a $6.8 billion decrease to the investment in subsidiaries balance reported in the Cooper Industries plc parent column at September 30, 2012 with a corresponding decrease in total shareholders' equity, resulting in the equity of Cooper Industries plc being the same as the equity of the consolidated group. These changes had no impact on the results of operations or financial position of Cooper Industries plc, as previously reported.

Consolidating Statements of Comprehensive Income
Nine Months Ended September 30, 2012
(in millions)

	Cooper Industries plc	Cooper Guarantors	Other subsidiaries	Consolidating adjustments	Total
Revenues	$—	$2,830.4	$2,195.5	$(655.1)	$4,370.8
Cost of sales	—	1,923.6	1,585.0	(655.1)	2,853.5
Selling and administrative expenses	7.5	605.4	358.8	(114.7)	857.0
Equity in income of Apex Tool Group, LLC	—	—	50.9	—	50.9
Interest expense, net	—	45.5	(1.5)	—	44.0
Equity in earnings of subsidiaries, net of tax	546.9	562.3	482.6	(1,591.8)	—
Intercompany income (expense)	(1.3)	(198.3)	199.6	—	—
Income (loss) from continuing operations before income taxes	538.1	619.9	986.3	(1,477.1)	667.2
Income tax expense (benefit)	—	73.3	55.8	—	129.1
Income from continuing operations	538.1	546.6	930.5	(1,477.1)	538.1
Income from discontinued operations, net of tax	—	—	—	—	—
Net income	538.1	546.6	930.5	(1,477.1)	538.1
Other comprehensive income (loss)	39.4	39.4	75.0	(114.4)	39.4
Comprehensive income	$577.5	$586.0	$1,005.5	$(1,591.5)	$577.5

Consolidating Balance Sheets
September 30, 2012
(in millions)

	Cooper Industries plc	Cooper Guarantors	Other subsidiaries	Consolidating adjustments	Total
Cash and cash equivalents	$123.8	$356.1	$485.9	$—	$965.8
Receivables, less allowances	—	271.4	737.5	—	1,008.9
Inventories	—	269.5	273.3	—	542.8
Current discontinued operations receivable	—	—	2.1	—	2.1
Other current assets	1.0	79.8	140.3	—	221.1
Total current assets	124.8	976.8	1,639.1	—	2,740.7
Property, plant and equipment, less accumulated depreciation	—	348.5	315.9	—	664.4
Investment in Apex Tool Group, LLC	—	—	560.6	—	560.6
Investment in subsidiaries	(5,200.9)	3,628.9	593.6	978.4	—
Intercompany accounts receivable	180.1	—	1,298.0	(1,478.1)	—
Intercompany notes receivable	9,552.5	7,670.5	4,619.6	(21,842.6)	—
Goodwill	—	1,294.3	1,329.7	—	2,624.0
Other intangible assets, less accumulated amortization	—	86.2	345.6	—	431.8
Long-term discontinued operations receivable	—	—	3.0	—	3.0
Other noncurrent assets	0.4	(0.3)	111.1	—	111.2
Total assets	$4,656.9	$14,004.9	$10,816.2	$(22,342.3)	$7,135.7

Short-term debt	$—	$—	$4.4	$—	$4.4
Accounts payable	51.2	248.7	261.8	—	561.7
Accrued liabilities	6.1	377.3	269.9	(1.7)	651.6
Current discontinued operations liability	—	—	17.0	—	17.0
Current maturities of long-term debt	—	325.0	0.3	—	325.3
Total current liabilities	57.3	951.0	553.4	(1.7)	1,560.0
Long-term debt	—	1,095.6	1.1	—	1,096.7
Intercompany accounts payable	—	1,478.1	—	(1,478.1)	—
Intercompany notes payable	462.7	4,220.8	17,159.1	(21,842.6)	—
Long-term discontinued operations liability	—	—	23.5	—	23.5
Other long-term liabilities	—	136.0	182.6	—	318.6
Total liabilities	520.0	7,881.5	17,919.7	(23,322.4)	2,998.8

Total shareholders' equity	4,136.9	6,123.4	(7,103.5)	980.1	4,136.9
Total liabilities and shareholders' equity	$4,656.9	$14,004.9	$10,816.2	$(22,342.3)	$7,135.7

Consolidating Statements of Cash Flows
Nine Months Ended September 30, 2012
(in millions)

	Cooper Industries plc	Cooper Guarantors	Other subsidiaries	Consolidating adjustments	Total
Net cash provided by (used in) operating activities	$(0.4)	$178.9	$366.7	$—	$545.2

Cash flows from investing activities:
Capital expenditures	—	(43.5)	(69.9)	—	(113.4)
Cash paid for acquired businesses	—	(0.6)	(136.3)	—	(136.9)
Investments in affiliates	—	(24.0)	—	24.0	—
Loans to affiliates	—	(0.4)	(72.9)	73.3	—
Repayments of loans from affiliates	12.0	115.8	83.6	(211.4)	—
Dividends from affiliates	—	28.1	73.0	(101.1)	—
Proceeds from sales of property, plant and equipment and other	—	—	0.9	—	0.9
Net cash provided by (used in) investing activities	12.0	75.4	(121.6)	(215.2)	(249.4)

Cash flows from financing activities:
Repayments of long-term debt	—	—	(0.4)	—	(0.4)
Short-term debt, net	—	—	(2.0)	—	(2.0)
Borrowings from affiliates	43.6	29.3	0.4	(73.3)	—
Repayments of loans to affiliates	—	(95.6)	(115.8)	211.4	—
Other intercompany financing activities	79.6	(72.5)	(7.1)	—	—
Dividends	(144.6)	—	—	—	(144.6)
Dividends paid to affiliates	—	(73.0)	(28.1)	101.1	—
Purchases of common shares for cancellation	(7.4)	—	—	—	(7.4)
Issuance of stock to affiliates	—	—	24.0	(24.0)	—
Excess tax benefits from stock options and awards	—	24.6	—	—	24.6
Proceeds from exercise of stock options and other	120.2	—	—	—	120.2
Net cash provided by (used in) financing activities	91.4	(187.2)	(129.0)	215.2	(9.6)
Effect of exchange rate changes on cash and cash equivalents	—	—	3.0	—	3.0
Increase (decrease) in cash and cash equivalents	103.0	67.1	119.1	—	289.2
Cash and cash equivalents, beginning of period	20.8	289.0	366.8	—	676.6
Cash and cash equivalents, end of period	$123.8	$356.1	$485.9	$—	$965.8